Exhibit 10.8

WYNDHAM PALM SPRINGS

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of September 1, 2001 (the “Effective Date”) by and between AP/APH PALM SPRINGS, L.P., a Delaware limited partnership, whose address is c/o Apollo Real Estate Advisors III, L.P., 1301 Avenue of the Americas, 38th Floor, New York, New York 10019 (the “Owner”), and WYNDHAM MANAGEMENT CORPORATION, a Delaware corporation, whose address is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207 (the “Manager”).

RECITALS:

Owner owns leasehold title to the Site (hereinafter defined) and all improvements now situated thereon.

Owner desires to retain Manager’s services in managing and operating the hotel situated on the Site and Manager is willing to provide such services, all upon the terms and conditions set forth in this Agreement. For and in consideration of the premises and of the mutual covenants and agreements set forth herein, Owner and Manager agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. Certain terms in this Agreement have been given specially defined meanings. The defined terms may be used in the singular or plural or in varying tenses or forms, but such variations shall not affect their defined meaning so long as they are written with initial capital letters.

Section 1.2 Definitions. As used herein, the following terms shall have the respective meanings indicated:

Affiliate shall mean any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other person.

Annual Plan shall mean an annual plan for the operation of the Project prepared by the Manager and approved by Owner in accordance with Section 6.1, consisting of the Operating Budget, Capital Improvements Budget and FF&E Budget and a description or narrative which shall reasonably describe the methods to be employed and the strategies to be adopted in order to achieve the results set forth in such Budgets.

Asset Manager shall mean Edward Rohling, unless and until a successor asset manager is designated by Owner in a notice in writing to Manager, in which case it shall mean such successor.

Average Monthly Base Fee shall mean (a) after this Agreement has been in effect for a period of at least twelve (12) calendar months, one-twelfth (1/12) of the total Base Fees for the twelve (12) full calendar months immediately preceding the event requiring a determination of the Average Monthly Base Fee or (b) prior to such time as this Agreement has been in effect for twelve (12) calendar months, the monthly average of the Base Fees for the number of full calendar months during which this Agreement has been in effect.

Base Fee in respect of any period shall mean an amount equal to two percent (2%) of Gross Revenues for such period.

Capital Improvements shall mean any and all major alterations and improvements to the Hotel and all major repairs and replacements to the structural, mechanical, electrical, HVAC, plumbing or vertical transportation elements of the Hotel other than certain non-routine repairs and maintenance to the Project which are normally capitalized under generally accepted accounting principles.

Capital Improvements Budget shall mean each annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting the estimated costs for all Capital Improvements which in the reasonable opinion of Manager are necessary to keep and maintain the Project during the applicable Operating Year in good condition and in keeping with the Operating Standards.

Condemnation shall mean the acquisition of all or any portion of the Project by any Governmental Authority having the power of condemnation or eminent domain, by compulsory acquisition, conveyance in lieu of or under threat of condemnation or like procedure.

Default Rate shall mean the lesser of (i) the Prime Rate plus four percent (4%) or (ii) the highest lawful rate permitted by applicable Legal Requirements.

Executive Personnel shall mean all or any one of the following: general manager, assistant general manager, director of food and beverage, director of sales, director of marketing, controller and any other key executive of the Project designated by Manager.

Force Majeure shall mean acts of God, war, insurrection, civil commotion, riots, strikes, lockouts, embargoes, shortages of labor or materials specified or reasonably necessary in connection with the construction, refurbishment, equipping, ownership or management of the Project, fire, unavoidable casualties, failure of any applicable Governmental Authority to issue required Governmental Permits and any other occurrence, event or condition beyond the reasonable control of Owner or Manager, whichever shall be applicable.

FF&E shall mean all furniture, fixtures, furnishings and specialized equipment and systems (exclusive of Operating Equipment) necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards, including but not limited to all equipment required for the operation of kitchens, laundries, dry cleaning facilities and bars, special lighting and other equipment, signs, carpets, drapes, shades, tapestries, pictures, paintings, beds, mattresses, chairs, desks, tables, sofas, wall coverings, televisions, radios, intercoms, telephones and office equipment and machinery.

FF&E Budget shall mean each annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting the estimated costs and expenses for all FF&E which in the reasonable opinion of Manager are necessary or customary in order to operate the Project during the applicable Operating Year in accordance with the terms of this Agreement and the Operating Standards.

Governmental Authority shall mean the United States of America, State of California, County of Riverside, City of Palm Springs and any political or other subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or instrumentality of any of them which now or hereafter has jurisdiction over the Owner, the Manager, any part of the Project or operation or management of the Project.

Governmental Permits shall mean all certificates, licenses and permits from any Governmental Authority required to evidence full compliance by Owner or Manager with all Legal Requirements or required to evidence conformance of the Project with all Legal Requirements.

Gross Revenues in respect of any period shall mean all revenues, receipts and income of every kind derived directly or indirectly during such period from all or any part of the Project, as finally determined on an accrual basis in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied, including but not limited to (i) all rentals and charges for guest rooms, suites, meeting rooms, conference rooms, ballrooms and other public rooms, including but not limited to all charges for room reservations and deposits not refunded to guests; (ii) all sales of food and beverages, whether served on or off the premises, including but not limited to all charges for room service, banquets and catering fees; (iii) all sales or leases of miscellaneous and sundry merchandise and services including but not limited to laundry, valet, garage, parking, telephone, telex, check room, vault and other miscellaneous services, cover and minimum charges for guest entertainment, fees charged for the temporary use of facilities at the Project, all sales through vending machines and all other receipts from business conducted by, through or under Manager at, in, on, about or from the Project; (iv) all business interruption insurance awards received in respect of the Project; (v) Condemnation awards for temporary use of the Project; and (vi) all rentals, fees, commissions, concessions and other payments derived from lessees, licensees and concessionaires. Gross Revenues for any such period shall not include:

(1) Excise, sales and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services and paid to any Governmental Authority, such as gross receipts, admission or similar equivalent taxes;

(2) Sales and other receipts of tenants, licensees and concessionaires, except to the extent payable as rent under a lease or occupancy agreement;

(3) Insurance proceeds (subject, however, to the inclusion of business interruption insurance awards as provided in clause (iv) above);

(4) Condemnation awards, except as provided in clause (v) above;

(5) Proceeds from sale or other transfer of all or any portion of the Project;

(6) Proceeds from any financing or refinancing of all or any portion of the Hotel;

(7) Payments made by Owner to Manager under this Agreement; and

(8) Interest earned on the Operating Account, the Reserve or any tax, insurance or similar escrow account.

Gross Room Revenues in respect of any period shall mean all revenues derived during such period, as finally determined on an accrual basis in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied, from (i) rentals and charges for guest rooms and suites (“Rooms”); (ii) all business interruption insurance awards in respect of the Rooms; and (iii) Condemnation awards for temporary use of the Rooms.

Hazardous Materials shall mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder (including petroleum-based products as described therein); (iii) asbestos in any quantity or form which would subject it to regulation under any applicable environmental law; (iv) polychlorinated biphenyls; (v) any substance, the presence of which on the Project is prohibited by any Legal Requirements; (vi) underground storage tanks; and (vii) any other substance which by any Legal Requirements requires special handling in its collection, storage, treatment or disposal. In no event, however, shall the term “Hazardous Materials” include (1) chemicals routinely used in office areas or (2) janitorial supplies, cleaning fluids or chemicals necessary for the day-to-day operation or other maintenance of the Project if the disposition, handling, storage or quantity of the items described in (1) and (2) herein are at all times in compliance with all applicable Legal Requirements.

Hazardous Materials Contamination shall mean the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on or of the Project by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Agreement) emanating from the Project.

Hotel shall mean and include (i) the hotel situated on the Site, all restaurants and other facilities therein and all related improvements, equipment and facilities and (ii) all FF&E, Inventories and Operating Equipment now or hereafter placed or installed therein.

Impositions shall mean all real estate, personal property, utility, business or occupation taxes that cannot be passed along to customers of the Project and other taxes (other than income, payroll and casino), imposed by any Governmental Authority which at any time may be assessed, levied or imposed on or with respect to the Project.

Incentive Fee in respect of (i) any full twelve (12) calendar month Operating Year shall mean an amount equal to ten percent (10%) of the amount, if any, by which Net Operating Income for such Operating Year exceeds $6,292,000 and (ii) any Operating Year consisting of less than twelve (12) full calendar months shall mean an amount equal to the product obtained by multiplying (A) the Time Period Quotient (hereinafter defined) by (B) ten percent (10%) of the amount, if any, by which Net Operating Income for the Trailing Twelve Month Period (hereinafter defined) exceeds $6,292,000. As used in the preceding sentence, (1) the “Time Period Quotient” shall mean the amount determined by dividing the number of days in the applicable Operating Year by three hundred and sixty-five (365); and (2) the “Trailing Twelve Month Period” shall mean (A) in the case of an Operating Year ending on the last day of a calendar month, the twelve (12) full calendar month-period ending on such day; or (B) in the case of an Operating Year ending on a day other than the last day of a calendar month, the twelve (12) full calendar-month period ending on the last day of the calendar month immediately preceding the calendar month in which the last day of such Operating Year occurs.

Income Before Fixed Charges for any period shall mean an amount equal to the Project’: total income before fixed charges for such period as calculated pursuant to the Uniform System o Accounts. An example of the calculation of Income Before Fixed Charges and Net Operating Income is set forth on Exhibit D attached hereto.

Independent Auditor shall mean Deloitte & Touche or another national firm of independent certified public accountants having hotel experience selected by Owner from time to time an( approved by Manager, such approval not to be unreasonably withheld or delayed.

Inventories shall mean all food and beverages, fuel, soap, light bulbs, mechanical supplies cleaning supplies, stationery, paper supplies and other similar consumable and expendable items necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards.

Legal Requirements shall mean any law, ordinance, order, rule or regulation of any Governmental Authority and any requirement, term or condition contained in any restriction or restrictive covenant affecting Owner, Manager, the Project or the construction or operation of the Project.

Management Fee in respect of any period shall mean the sum of the Base Fee and the Incentive Fee payable for such period.

Mortgage shall mean any mortgage or deed of trust encumbering all or any portion of the Project, whether now in existence or hereafter created.

Mortgagee shall mean the mortgagee or beneficiary (whether one or more) under any Mortgage.

Net Operating Income for any period shall mean an amount equal to Income Before Fixed Charges for such period less an amount equal to the sum of (i) the Base Fee for such period, (ii) any ground lease rent for such period, (iii) the amount of real estate taxes and property insurance premiums for such period and (iv) the amount contributed to the Reserve for such period (but, for purposes of this definition, such amount not to exceed the amount to be contributed to the Reserve pursuant to Section 5.2(b)). An example of the calculation of Income Before Fixed Charges and Net Operating Income is set forth on Exhibit D attached hereto.

Operating Accounts shall mean one or more accounts with a bank or banks designated by Owner and approved by Manager, such approval not to be unreasonably withheld or delayed, bearing a name identifying the Project and styled Operating Account, into which all funds advanced to the Project by Owner as working capital or otherwise derived from the operation of the Project shall be deposited and from which sums shall be withdrawn in accordance with this Agreement.

Operating Budget shall mean an annual budget prepared by the Manager and approved by Owner as part of the Annual Plan, reflecting in reasonable detail the projected or estimated revenues and expenses in respect of the Project for the applicable Operating Year.

Operating Equipment shall mean all blankets, linens, uniforms, silver, china, glassware, crockery, kitchen utensils, cleaning equipment or any other similar items necessary or customary (now or in the future) in the reasonable opinion of Manager in order to operate the Project in accordance with the terms of this Agreement and the Operating Standards.

Operating Standards shall mean the operation of the Project in a manner consistent with (i) the condition of the Project as of the Effective Date (or, after the completion of any renovation specifically contemplated by this Agreement or any applicable franchise agreement, the condition of the Project as of the date of completion of such renovation) and the condition and level of operation of hotels of comparable class and standing to the Project, (ii) then current market conditions regarding rental rates and lease terms and conditions with respect to hotels of comparable class and standing to the Project, and (iii) then current prudent business and management practices applicable to the leasing, operation, repair, maintenance and management of a hotel comparable in size, character and location to the Project, including those concerning compliance with applicable Legal Requirements and those business and management practices consistent with Wyndham system standards as applied to Wyndham hotels of comparable character to the Project. For purposes of determining any Capital Improvements to be included in any Capital Improvements Budget, Manager agrees that, with respect to the general physical condition of the Hotel and the Capital Improvements contained therein, the physical condition of the Project as of the completion of any renovation specifically contemplated by this Agreement or any applicable franchise agreement shall be sufficient to satisfy the related Operating Standards.

Operating Year shall mean each twelve (12) month period during the Term commencing on January 1 and ending on December 31, except that the first Operating Year shall be that period commencing on the Effective Date and ending on the next succeeding December 31. In the event that this Agreement shall terminate on a date other than December 31, the last Operating Year hereunder shall end on the date of termination.

Prime Rate shall mean the rate that is announced from time to time by Citibank, N.A. (or another national bank agreed upon by Owner and Manager) as its “prime”, “base” or similar reference rate of interest for commercial loans.

Project shall mean the Hotel and the Site.

Reimbursable Expenses shall mean all travel, lodging, entertainment, telephone, telecopy, postage, courier, delivery, employee training and other expenses incurred by Manager which are directly related to its performance of this Agreement. Each Annual Plan shall make provision for Reimbursable Expenses.

Reserve shall mean the reserve established pursuant to Section 5.2(b) of this Agreement to be deposited in one or more accounts with a bank or banks designated by Owner and approved by Manager, such approval not to be unreasonably withheld or delayed, bearing the name of the Project and styled Repairs and Replacement Account.

Restoration shall mean the repairing, rebuilding and replacing of the Hotel upon the destruction or damage of the Project or any part thereof or upon the taking of the Project or any part thereof by Condemnation to a value, condition and character substantially the same as (in the case of damage or destruction) or as near as possible to (in the event of Condemnation) the value, condition and character of the Project immediately prior to such damage, destruction or Condemnation.

Site shall mean that certain tract of land located in the State of California, County of Riverside, City of Palm Springs, more particularly described in Exhibit A to this Agreement.

Term shall mean that period commencing on the Effective Date and continuing until the fifth (5th) anniversary of the Effective Date, unless this Agreement shall be sooner terminated or extended as herein provided, in which case the word “Term” shall mean such lesser or extended period of time.

Termination Fee, in respect of any termination of this Agreement pursuant to which a Termination Fee is payable, shall mean an amount equal to three (3) times the Average Monthly Base Fee.

Uniform System of Accounts shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as adopted by the American Hotel and Motel Association and all future amendments and supplements thereto approved by Manager and Owner (such approval not to be unreasonably withheld or delayed).

ARTICLE II

APPOINTMENT OF MANAGER AND RENEWAL RIGHTS

Section 2.1 Appointment of Manager. Owner hereby appoints Manager as its sole and exclusive agent to manage and operate the Project during the Term in accordance with the Operating Standards and the terms and conditions set forth in this Agreement. Manager agrees to manage the Project during the Term as the agent of Owner in accordance with the Operating

Standards and the terms and conditions of this Agreement. Owner and Manager agree that the agency created by this Agreement is coupled with an interest and is terminable only in accordance with the express provisions of this Agreement.

Section 2.2 Renewal of Term. Upon the expiration of the original Term of this Agreement, it shall be automatically renewed for an additional five (5) year period commencing upon the expiration of the original Term unless terminated by Owner or Manager effective at the end of the original Term by notice in writing to the other given not later than ninety (90) days prior to the end of the original Term. Unless otherwise agreed, upon the effective date of any renewal, the Term of this Agreement and all other terms, covenants and conditions set forth in this Agreement shall be automatically extended to the expiration of the applicable renewal term.

ARTICLE III

OPERATION OF THE PROJECT

Section 3.1 Duties and Authority of Manager.

(a) Subject to and consistent with the terms of this Agreement and the Operating Standards, Manager shall have exclusive supervision, control and discretion in the management, maintenance and operation of the Project, including, but not limited to, the right, power and authority to (i) enter into such contracts and agreements in the name and at the expense of Owner as Manager may deem to be reasonably necessary or advisable in connection with the management, maintenance and operation of the Project, provided, however, that Manager shall not enter into any such contract or agreement without the approval of Owner if it obligates Owner for more than Twenty-Five Thousand Dollars ($25,000) or has a term, not cancelable upon not more than ninety (90) days’ notice without penalty, of more than one (1) year, unless such contract or agreement has previously been approved by Owner as part of the Annual Plan, or if it includes an indemnity of the service provider by the Hotel or Owner for causes other than those caused by Owner’s willful misconduct or gross negligence; (ii) determine and implement terms of admittance, charges for rooms and commercial space, charges for entertainment and food and beverages, which right shall specifically allow Manager to charge varying rates to different customers or groups of customers and allow Manager, in the exercise of reasonable and sound business judgment consistent with the Operating Standards, to permit persons to occupy rooms or suites at the Project at rates lower than published rates or free of charge or permit persons to dine at the restaurants or lounges located at the Project free of charge; (iii) determine and implement all phases of advertising, promotion and publicity relating to the Project; (iv) determine and implement all employment policies (including salaries, wages, fringe benefits and other compensation, the hiring and discharge of employees and the establishment of employee retirement, severance and other benefit plans); (v) determine and implement credit policies (including arrangements with credit card organizations); (vi) receive, hold and disburse funds, maintain bank accounts, procure Inventories, Operating Equipment, supplies and services; (vii) engage independent contractors to provide legal, accounting or other professional or technical services in connection with the operation of the Project; (viii) initiate, settle or otherwise dispose of litigation or claims which might give rise to litigation, including the adjustment of insurance claims, provided, however, that Manager shall not have such authority without the approval of Owner with respect to any litigation or claim where the amount in controversy exceeds Fifty

Thousand Dollars ($50,000) and provided further that Manager shall obtain Owner’s written consent before filing any lawsuit in the name of or on behalf of Owner (and in such case, such consent must in fact have been delivered and shall not be subject to being deemed to have been given pursuant to the last two sentences of this Section 3.1(a)); and (ix) manage and direct generally all activities incidental to the operation of the Project in the ordinary course of business. Manager shall operate the Project in a businesslike and efficient manner and shall operate the Project solely for the operation of a hotel business and for such other activities which are customary and usual in connection therewith. Except as otherwise expressly provided in this Agreement, to the extent that Owner’s approval is required for any matter in connection with the foregoing or any other matter in connection with this Agreement, Owner shall approve or disapprove such matter within ten (10) days after being notified thereof by Manager; provided, however, that Owner shall approve or disapprove any such matter involving pending litigation concerning the Project within five (5) business days after being notified thereof by Manager. If Owner does not approve or disapprove any such matter within the specified time period, then Manager may give a second notice to Owner stating that Owner shall be deemed to have approved such matter if it does not approve or disapprove such matter within five (5) business days after the giving of such second notice. If Owner does not approve or disapprove such matter within such further five (5) business day time period, Owner shall be deemed to have approved such matter.

(b) The parties acknowledge that Owner has engaged the Asset Manager to advise Owner with respect to the operation of the Hotel. The Asset Manager shall not have any authority to manage the Hotel or to perform any of the responsibilities of Manager hereunder, but to the extent that Owner authorizes the Asset Manager to act on Owner’s behalf hereunder and notifies Manager in writing of such authority and any limits thereon, Manager shall be entitled to rely upon consents, approvals, instructions and other actions of the Asset Manager within such authority and limits as if such actions were taken directly by Owner, unless and until Manager is notified in writing to the contrary by Owner.

(c) Upon Owner’s written request, Manager agrees that, to the extent funds in the Operating Accounts are sufficient to do so and provided that Owner has furnished Manager copies of billing statements or other information required to make such payments, and unless otherwise instructed by Owner, Manager shall pay from the Operating Accounts all amounts necessary to discharge Owner’s payment obligations under any Mortgage indebtedness, ground leases and Impositions relating to the Project, and Manager shall furnish to Owner, upon request, evidence that all such amounts have been paid. Manager will notify Owner prior to the due date of any payment of principal or interest on any Mortgage indebtedness, ground lease payment or any payment of any Imposition if the funds in the Operating Account are insufficient to make any such payment (provided that Owner shall have previously furnished Manager copies of billing statements or other information setting forth such payments and the dates the same are due and payable).

Section 3.2 Leases and Concessions. Neither party hereto, without the approval of the other party hereto, which shall not be unreasonably withheld or delayed, shall arrange leases or concessions for any restaurant, food service operation or any other commercial or other operation in or about the Project. Any such lease or concession so approved shall be entered into in Owner’s name and shall be executed by Owner. As agent for Owner, Manager shall use all reasonable efforts to perform or cause to be performed all of Owner’s obligations under all present and future leases and concessions made or granted with respect to the Project. Manager shall use reasonable efforts to collect all rents and other sums falling due during the Term under any such leases and concessions and shall deposit the same in the Operating Accounts.

Section 3.3 Working Capital. Owner shall at all times cause sufficient funds to be on hand in the Operating Accounts to assure the timely payment of all current liabilities of the Project, including but not limited to all items entering into the calculation of Income Before Fixed Charges, all other costs and expenses incurred in connection with the Project pursuant to this Agreement and the performance by Manager of its obligations under this Agreement, all fees, charges and reimbursements payable to Manager hereunder and all amounts required hereunder to be transferred into the Reserve. From time to time, upon ten (10) business days prior written notice from Manager that such funds are required and describing the purposes for which such funds are required, Owner shall furnish to Manager funds which Manager deems reasonably necessary to assure that the Project shall have adequate working capital as herein provided. Owner agrees to deposit, on or before September 4, 2001 (such that such funds will be available on September 4, 2001), the sum of $100,000 into the Operating Account for use as working capital, which amount shall be in addition to any other funds already on deposit therein. Owner shall be responsible for the Project’s working capital requirements in excess of such amount, as provided in the foregoing provisions of this Section 3.3.

Section 3.4 Owner to Bear All Expenses. In performing its duties under any provision of this Agreement and in managing and operating the Project, Manager shall act solely for the account of and as the agent of Owner. All expenses incurred by Manager in performing its duties in accordance with this Agreement and in managing and operating the Project in accordance with this Agreement shall be borne exclusively by Owner. To the extent that the funds necessary therefor are not generated by the operation of the Project, they shall be promptly supplied by Owner in the manner provided in Section 3.3, above. Manager shall in no event be required to advance any of its funds or utilize Manager’s credit for the operation of the Project, nor shall Manager be required to incur any liability in connection therewith, unless Owner shall have furnished Manager with funds necessary for the discharge thereof.

Section 3.5 Transactions with Affiliates. Manager may, with Owner’s consent, which shall not be unreasonably withheld or delayed, engage one or more of its Affiliates or other related parties to furnish goods or services to the Project, provided, however, that the terms of any such arrangement shall be no less favorable in any material respect to the Project than those reasonably obtainable from an unrelated party. Manager shall include provision in the applicable Annual Plan for any amounts payable pursuant to such arrangements, which shall be in addition to the Management Fee and other amounts payable to Manager under this Agreement. Upon Owner’s written request, Manager will obtain at least two (2) competitive bids from unrelated third parties approved by Manager for any such goods and services. At its option, Owner may elect to obtain such goods and services from an unrelated third party provided that the cost thereof does not exceed that which would be payable if the applicable goods and services were acquired from an Affiliate of Manager and, provided further, that the quality of such goods and standards must comply with the Operating Standards.

Section 3.6 Centralized or Pooled Purchasing. Manager may, with Owner’s consent, which shall not be unreasonably withheld or delayed, cause the Project to participate, along with other hotels owned, managed or franchised by Manager or one of its Affiliates, in one or more centralized or pooled purchasing programs or arrangements for the procurement of goods or services used in connection with the operation of the Project, provided, however, that the terms of any such program or arrangement shall be no less favorable to the Project in any material respect than those reasonably obtainable from an unrelated party (and, in that regard, upon Owner’s written request, Manager shall follow the same bid procedure under this Section 3.6 with respect to the goods and services as provided in Section 3.5). Owner acknowledges that Manager from time to time may receive certain volume discounts, refunds, rebates or bonuses in connection with its centralized or pooled purchasing programs or arrangements. Any such refunds, rebates or bonuses that are reasonably allocable to the Project in a fair and equitable manner will be paid into the Operating Accounts. Any refunds, rebates or bonuses attributable to hotels owned by Manager or its Affiliates may be retained by Manager or such Affiliates. Any such refunds, rebates or bonuses received by Manager or its Affiliates that are not reasonably allocable to the Project may be retained by Manager or its Affiliates.

ARTICLE IV

PERSONNEL

Section 4.1 Employment of Personnel. Manager shall be responsible for and shall have the sole and exclusive right to hire, promote, discharge, supervise, train, transfer and determine the terms of employment of the Executive Personnel and, through the Executive Personnel, all other administrative, service and operating employees of the Project. All such employees of the Project shall be employees of Manager or one of Manager’s Affiliates. In addition, Manager may, from time to time, assign one or more of its employees to the staff of the Project on a full-time, part-time or temporary basis. Owner shall have the right to approve the hiring of the initial and any subsequent general manager, controller, director of sales and director of food and beverage for the Project, which approval shall not be unreasonably withheld or delayed. Notwithstanding the provisions of this Section 4.1 or any other provision of this Agreement, all costs, expenses and liabilities relating to Project employees shall be expenses of operating the Project and the responsibility of Manager for acts or omissions of Project employees shall not extend beyond responsibility for the gross negligence or willful misconduct of the Executive Personnel. Manager acknowledges, however, that such Executive Personnel have the duties specified in the first sentence of this Section 4.1 with respect to other Project employees.

Section 4.2 Union Negotiations. Manager will notify and consult with Owner and obtain Owner’s consent (which shall not be unreasonably withheld or delayed) prior to engaging in any negotiations with any labor union that, at the applicable time, is lawfully entitled to represent employees of the Project. Manager will keep Owner advised of the progress of any such union negotiations, and Owner shall have the right to have a representative present at such negotiations. Manager shall not enter into any collective bargaining agreements or labor contracts with respect to employees of the Project without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Payment of Employees. Manager shall be entitled to withdraw from the Operating Accounts all wages, salaries, fringe benefits and other compensation paid or payable with respect to all Project employees and Manager shall pay such compensation directly to such employees.

Section 4.4 Personnel Accommodations. Manager shall decide which, if any, of the Executive Personnel shall reside at the Project. Manager shall be permitted to provide free room and board to one member of the Executive Personnel and his or her family. In addition, Manager shall be permitted to provide free accommodations and amenities to Manager’s employees and representatives visiting the Project on a temporary basis in connection with the management and operation of the Project.

Section 4.5 Employee Health Insurance. Subject to reasonable availability, Manager shall, at no cost to Manager, be responsible for arranging health insurance coverage for employees of the Project. Subject to the prior agreement of Owner and Manager and subject to reimbursement of Manager of all applicable costs and expenses (including, but not limited to, those associated with compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and an exit premium in connection with the termination of such coverage), Manager may permit the enrollment of some or all of such employees under health insurance plans maintained by Manager.

ARTICLE V

REPAIRS, MAINTENANCE AND CAPITAL IMPROVEMENTS

Section 5.1 Repairs and Maintenance. During the Term, Manager, at the expense of Owner, shall take good care of the Project (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance) and maintain the same in good order and condition and make all repairs thereto as may be necessary to maintain and operate the Project in accordance with the Operating Standards; provided, however, that in no event shall the responsibilities of Manager include the obligation to repair or otherwise maintain the structural integrity of the Hotel or other matter relating to defects in design, materials or workmanship in the construction of the Hotel, all of which shall be the responsibility of Owner.

Section 5.2 Repairs and Replacements.

(a) As set forth in this Section 5.2, Manager shall, from funds derived from the operation of the Project or funds contributed by Owner, establish the Reserve to cover the cost of (i) additions to and substitutions, replacements and renewals of FF&E and (ii) certain non-routine repairs and maintenance to the Project which are normally capitalized under generally accepted accounting principles such as exterior and interior repainting, resurfacing building walls, floors, roof and parking areas, replacing folding walls and similar items. Subject to the requirements of any Mortgage or other applicable loan documents (with Owner to provide copies of any such Mortgage or other applicable loan documents to Manager), the Reserve shall be maintained in an interest-bearing account or, if directed by Owner, shall be invested in short-term obligations approved by Owner and Manager. All amounts in the Reserve shall be the property of Owner, and any interest on amounts in the Reserve shall remain a part of the

Reserve. To the extent that Manager shall be required to pay any income taxes on any interest paid on amounts in the Reserve, the same shall be payable out of the Reserve.

(b) Once each calendar month, Manager shall transfer from the Operating Accounts into the Reserve an amount equal to four percent (4%) of the Gross Revenues for each such month during the Term or such greater amount as may be required under the terms of any Mortgage or other applicable loan documents (with Owner to provide copies of any such Mortgage or other applicable loan documents to Manager). The amount to be contributed to the Reserve is an estimate of amounts required for the purposes set forth in Section 5.2(a).

(c) To the extent funds are available in the Reserve or are otherwise supplied by Owner, Manager shall from time to time make such additions to and substitutions, replacements and renewals of FF&E and all such non-routine repairs to the Hotel (as described in Section 5.2(a)(ii) above) as Manager shall reasonably deem necessary or desirable and Manager shall be entitled to withdraw funds from the Reserve for such purpose provided that the related expenditure or expenditures are provided for in the Annual Plan or are otherwise permitted by this Agreement or approved in writing by Owner. Proceeds from the sale of FF&E no longer necessary to the operation of the Project shall be deposited in the Reserve in addition to the amounts otherwise required to be deposited into the Reserve under Section 5.2(b). At the end of each Operating Year, any amounts remaining in the Reserve shall be carried forward to the next Operating Year, and the amount thereof shall not reduce contributions to be made to the Reserve in accordance with Section 5.2(b) for any succeeding month. Any amount remaining in the Reserve upon termination of this Agreement shall be transferred to Owner.

Section 5.3 Capital Improvements.

(a) Manager shall promptly notify Owner of the need for all Capital Improvements provided for in the Annual Plan then in effect, whereupon work in respect of such Capital Improvements will be promptly commenced and completed by Owner in accordance with plans, schedules and specifications therefor approved by Manager. Except as otherwise provided herein or in the Annual Plan then in effect, Manager shall make no Capital Improvements in or to the Project without the express written approval of Owner. Notwithstanding the foregoing, if Manager shall, at any time, believe that (i) a dangerous condition exists at the Project, (ii) repairs or Capital Improvements are required to comply with any applicable Legal Requirement or (iii) expenditures are required to remedy any condition caused by fire, Act of God, flood, earthquake or other like casualty or other emergency, Manager shall notify Owner (in the case of emergency, such notice to be given as promptly as reasonably possible given the circumstances of the emergency) and Manager shall as promptly as possible take all steps and make all expenditures necessary to remedy or cure any such condition or to comply with any applicable Legal Requirement.

(b) The cost of all Capital Improvements made under this Section (except as otherwise expressly provided in (a) above) shall be borne and paid for directly by Owner.

Section 5.4 Enforcement of Guaranties and Warranties. Owner shall furnish to Manager copies of all guaranties and warranties relating to the Project in Owner’s possession or control and will exercise all reasonable efforts to obtain and deliver to Manager copies of all such guaranties and warranties not in Owner’s possession or control. Manager shall use all reasonable efforts to enforce all such guaranties or warranties and Owner shall cooperate with Manager in such efforts.

Section 5.5 Ownership of Replacements. All changes, repairs, alterations, improvements, renewals or replacements of FF&E and Capital Improvements to the Project shall be the property of Owner.

ARTICLE VI

ANNUAL PLAN, BOOKS, RECORDS AND REPORTS

Section 6.1 Annual Plan.

(a) At least forty-five (45) days prior to the commencement of each Operating Year (except the first Operating Year), Manager shall submit to Owner for Owner’s written approval the Annual Plan for the following Operating Year. Manager shall submit an interim operating budget for the first Operating Year within thirty (30) days after the Effective Date, with such interim operating budget to include a cash forecast and Manager’s estimate of the Gross Revenues and operating expenses of the Project for the first Operating Year.

(b) Owner shall give its written approval or disapproval of the Annual Plan not later than thirty (30) days after its submission to Owner by Manager.

(c) If Owner does not approve or disapprove such Annual Plan within such thirty (30) day period, then Manager may deliver written notice to Owner (with a copy to Owner’s counsel as required by Section 13.10) stating that Owner shall be deemed to have approved the Annual Plan as submitted by Manager if it does not approve the Annual Plan within ten (10) days after the giving of such notice. If Owner does not approve or disapprove such Annual Plan within such ten (10)-day period, then Owner shall be deemed to have approved the Annual Plan as submitted by Manager. If Owner objects to all or any portion of such Annual Plan, then Owner shall notify Manager of the reasons for its objections at the same time as it notifies Manager of its objection or as soon thereafter as reasonably practicable (and in any event within fifteen (15) days thereafter), and Owner and Manager shall use their commercially reasonable efforts to agree in respect of the items to which Owner objects. Should Owner and Manager not reach agreement on all or any portion of the Annual Plan, pending agreement being reached, and in the case of the first Operating Year, during the period prior to submission of the Annual Plan, Manager shall operate the Project in accordance with the Operating Standards and this Agreement and, if such disagreement relates to an Operating Year after the first Operating Year, at rates or levels of expenditures comparable to those of the preceding Operating Year with suitable adjustments of rates and expenses for such items or portions thereof as dictated by inflationary factors, seasonality and the necessity of operating the Project in accordance with the Operating Standards and this Agreement. The foregoing procedure shall also apply to approval of proposed revisions to the Annual Plan pursuant to Section 6.1(d).

(d) Manager shall monitor the Annual Plan throughout the Operating Year. Should Manager consider it necessary to revise the Annual Plan during the course of the Operating Year, whether due to changed trading climate, unforeseen capital requirements or for any other reason.

Manager shall submit such revisions to Owner for Owner’s approval, setting forth the reasons for the revisions.

(e) Manager will use commercially reasonable efforts to cause the Project to be operated in accordance with the Annual Plan. While the Annual Plan is an estimate only, Manager will prepare it using assumptions that Manager believes to be reasonable at the time of its preparation. The Project’s actual results may differ from the projected results, and Manager does not guarantee, warrant or represent that the actual financial or other results will conform to the Annual Plan. Nevertheless, Manager shall not, without Owner’s approval, incur discretionary expenses (meaning expenses other than those that meet all of the following criteria: (i) they are required to be incurred for the operation of the Project in accordance with the Operating Standards, (ii) they are determined by a third party or Governmental Authority and (iii) they are not within the reasonable control of Manager, such as utilities and energy expenses, minimum wages under collective bargaining agreements, taxes and insurance premiums) in any full Operating Year that cause the total amount expended with respect to any expense category listed on Exhibit C for any full Operating Year to exceed the amount budgeted therefor in the applicable Annual Plan by more than three percent (3%) of such budgeted amount; provided, however, that the foregoing shall not apply to expenses incurred to mitigate emergencies at the Project or to variable expenses to the extent of any increase in Gross Revenues with respect to which such expenses are variable. Notwithstanding any other provision in this Agreement, this Section qualifies any and all references to the Annual Plan in this Agreement and any and all authority of Manager to incur, create, pay or receive reimbursement from Owner for, costs and expenses incurred in connection with the operation of the Project.

Section 6.2 Books and Records; Operating Accounts.

(a) Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of operation of the Project. Such books of account shall be kept in all material respects in accordance with the Uniform System of Accounts. The books of account and all other records relating to, or reflecting the operation of, the Project shall be kept at the Project or at the corporate office of Manager and shall be available to Owner and its representatives at all reasonable times for examination, inspection and copying. Upon any termination of this Agreement, all of such books and records (or copies thereof) shall be turned over to Owner forthwith so as to insure the orderly continuance of the operation of the Project, but the books and records through such date of termination shall thereafter be available to Manager at all reasonable times for inspection, examination and copying.

(b) It is acknowledged that Manager has no knowledge and cannot represent the accuracy of historical financial information concerning the Project prior to the Effective Date of this Agreement. To the extent that Project accounting records relating to the period prior to the Effective Date require reconstruction or material correction, Manager shall exercise all reasonable efforts to assist Owner to effect such reconstruction or correction, and notwithstanding any provision in this Agreement to the contrary, to the extent that Manager’s preparation and delivery of financial statements for the Project hereunder are dependent upon such reconstruction or correction, Manager shall not be required to deliver to Owner any such financial statements for the Project until at least thirty (30) days following the completion of such reconstruction or correction.

(c) Manager shall cause all funds advanced to the Project by Owner as working capital and all funds derived from the operation of the Project to be deposited in the Operating Accounts. Manager shall have sole signatory authority over the Operating Accounts (provided, however, that Owner shall have the authority to close the Operating Accounts but shall not otherwise have signatory authority thereon) and Manager shall be entitled to pay out of the Operating Accounts all costs and expenses incurred in connection with the operation of the Project, including without limitation all wages, salaries, fringe benefits and other compensation and expenses relating to Project employees, all costs and expenditures which Manager is permitted or required to make pursuant to this Agreement, all fees, charges, reimbursements and other amounts due Manager under this Agreement and all other amounts required to perform Manager’s obligations hereunder. Checks or other documents of withdrawal drawn upon the Operating Accounts shall be signed by representatives of Manager or Project employees designated by Manager. Owner shall be responsible for and shall pay directly from funds outside the Operating Accounts and the Reserve all costs of Capital Improvements, as well as the payments and related costs and expenses for which Owner is responsible pursuant to Section 11.1 hereof. In addition to the Operating Accounts, Manager shall be entitled to maintain such funds as it deems necessary in house banks or in petty cash funds at the Project.

Section 6.3 Reports.

(a) On or before the fifteenth (15th) day of each calendar month during the Term, Manager shall deliver to Owner monthly unaudited financial statements prepared from the books of account maintained by Manager, consisting of a balance sheet and a profit and loss statement for the Project for the preceding calendar month and the Operating Year to date. The monthly financial statements shall also contain or be accompanied by statements and calculations of the Management Fee for the preceding calendar month.

(b) Within ninety (90) days after the end of each Operating Year, Manager shall cause to be delivered to Owner financial statements for such Operating Year consisting of at least a balance sheet and related statement of profit and loss, together with a source and application of funds analysis for such Operating Year, audited and certified by the Independent Auditor as prepared in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied. The annual financial statements shall also include or be accompanied by a statement prepared by the Independent Auditor showing the calculation of the Management Fee for such Operating Year. Unless Owner or Manager notifies the other in writing of any objection to such audited financial statements within thirty (30) days following its receipt thereof, such financial statements shall be conclusive upon the parties and shall be deemed to be a final determination of the Management Fee for such Operating Year. The cost of the annual audit shall be an operating expense of the Project.

ARTICLE VII

MANAGEMENT FEE, EXPENSE REIMBURSEMENT AND REMITTANCES TO OWNER

Section 7.1 Management Fee.

(a) Base Fee. On or before the tenth (10th) day of each calendar month during the Term, and at the expiration or sooner termination of the Term, Owner shall pay to Manager an amount equal to the Base Fee for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of such expiration or sooner termination of the Term, as the case may be, less the aggregate amount of monthly payments theretofore paid in respect of the Base Fee for such Operating Year.

(b) Incentive Fee. On or before the ninetieth (90th) day following the end of each Operating Year, and at the expiration or sooner termination of the Term, Owner shall pay to Manager an amount equal to the Incentive Fee, if any, for such Operating Year.

Section 7.2 Year-End Adjustment to Management Fee. If for any Operating Year, the aggregate amount of the monthly payments of the Management Fee theretofore paid by Owner to Manager shall be more or less than the Management Fee payable for such Operating Year based upon the final determination of such Management Fee as reflected in the annual financial statements certified by the Independent Auditor in accordance with Section 6.3 of this Agreement, then, by way of year-end adjustment, within thirty (30) days after the delivery of such annual financial statements to Owner, Manager shall pay into the Operating Accounts the amount of any overpayment or withdraw from the Operating Accounts the amount of any underpayment; provided, however, that in the event that funds in the Operating Accounts are not sufficient to pay fully the Management Fee payable to Manager hereunder, Owner shall promptly pay to Manager on demand the amount of such deficiency.

Section 7.3 Expense Reimbursement. Owner shall be obligated to reimburse Manager for all Reimbursable Expenses incurred by it (subject to Section 6.1(e)) in connection with the performance of this Agreement. Manager shall submit a monthly invoice for its Reimbursable Expenses showing in reasonable detail the nature and amount of such expenses, and such invoices shall be payable within five (5) days after submission.

Section 7.4 Purchasing and Technical Services Fees. To the extent provided for in the Annual Plan or otherwise approved by Owner, Manager or one of its Affiliates shall be entitled to the payment of purchasing and technical services fees with respect to the acquisition, or supervision of installation or construction, of Capital Improvements, FF&E, Operating Equipment and Inventories at the Project.

Section 7.5 Remittances to Owner. On or before the fifteenth (15th) day of each calendar month of each Operating Year, subject to the requirements of any Mortgage or other applicable loan documents (with Owner to provide copies of any such Mortgage or other applicable loan documents to Manager), Manager shall remit to Owner all sums in the Operating Accounts in excess of the then working capital requirements of the Project determined in accordance with Section 3.3 of this Agreement.

ARTICLE VIII

INSURANCE AND INDEMNITIES

Section 8.1 Insurance. Subject to reasonable availability, Manager shall, at no cost to Manager, procure and maintain with responsible and properly licensed companies reasonably acceptable to Owner insurance in such amounts, written on such forms and covering such risks as shall be required by any Mortgagee or as shall otherwise be reasonably required by Owner or

Manager, including but not limited to the insurance in respect of the Project described in Exhibit B to this Agreement. Notwithstanding the foregoing, upon notice to Manager, Owner may procure and maintain any such insurance with responsible and properly licensed companies reasonably acceptable to Manager, in which case Owner shall have, for the benefit of Manager, the responsibilities set forth in Section 8.2 with respect to such insurance.

Section 8.2 Evidence of Insurance. Upon written request of Owner, Manager agrees to deliver to Owner evidence reasonably satisfactory to Owner that all insurance required to be maintained under this Agreement is in full force and effect. In addition, prior to the date on which any such insurance premiums must be paid to prevent delinquency thereof, Manager will, upon request of Owner, deliver to Owner a statement or statements showing the amount of the premiums required to be paid, the name and mailing address of the party to whom the same is payable and receipts reflecting that all such amounts have been fully paid.

Section 8.3 Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Owner as to all material accidents, claims for damage relating to the ownership, operation and maintenance of the Project and the estimated cost of repair thereof, and shall prepare at the expense of and for the approval of Owner, any and all reports required by any insurance company in connection therewith. All such reports shall be promptly filed with the applicable insurance company. All policies of insurance required under this Agreement shall provide for adjustment of losses of less than Fifty Thousand Dollars ($50,000) by Manager alone and of greater losses by Owner and Manager jointly (provided, however, that Manager’s approval of any such adjustment of greater losses shall not be required in respect of insurance procured by Owner, rather than by Manager, unless such insurance by its terms requires such approval by Manager).

Section 8.4 Indemnities.

(a) Manager shall indemnify and hold harmless Owner and its Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all liability, loss, damages, costs and expenses (“Liabilities”) incurred by reason of the management and operation of the Project by Manager during the Term insofar and only insofar as such Liabilities are caused by the gross negligence or willful misconduct of the Executive Personnel. Project employees other than the Executive Personnel shall not be deemed to be employees or agents of, or otherwise acting on behalf of, Manager.

(b) Owner shall indemnify and hold harmless Manager and its shareholders and Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against any and all Liabilities (including those caused by the simple negligence of the indemnitee and those as to which the indemnitee may be strictly liable) (i) arising out of or incurred in connection with the construction, renovation, management or operation of the Project or (ii) which may be asserted or arise as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from the Project of any Hazardous Materials or any Hazardous Materials Contamination or arise out of or result from the environmental condition of the Project or the applicability of any Legal Requirements relating to Hazardous Materials, except, in the case of both (i) and (ii) above, those Liabilities caused by the gross negligence or willful misconduct of the Executive Personnel during the

Term. Owner shall in no event be required to indemnify any individual indemnitee from and against Liabilities that are directly caused by his, her or its own gross negligence or willful misconduct.

(c) In case an action covered by this Section 8.4 is brought against any indemnified party, the indemnifying party will be entitled to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the fees and expenses of the indemnified party’s counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) such indemnified party shall have been advised by counsel that there is a conflict of interest or issue conflict involved in the representation by counsel employed by the indemnifying party in the defense of such action on behalf of the indemnified party or that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party).

(d) Notwithstanding any contrary provision of this Section 8.4, Owner and Manager agree for the benefit of each other that, with respect to Liabilities covered by this Section, they will look for recovery first to the appropriate insurance coverages in effect pursuant to this Agreement, regardless of the cause of such Liabilities. Any payment by Owner pursuant to this Section shall be treated as an operating expense of the Project to the extent that the basis of the Liabilities with respect to which the payment is made is an expense that would qualify as such under the Uniform System of Accounts. Such payments by Owner otherwise shall be a cost of operating the Hotel, which shall be payable from the Operating Account (or if there are not sufficient funds available therein, by Owner) but shall not constitute a deduction in calculating Net Operating Income for purposes of determining the Incentive Fee payable hereunder.

(e) The provisions of this Section shall survive any termination or expiration of this Agreement, whether by lapse of time or otherwise, and shall be binding upon the parties hereto and their respective successors and assigns and shall not impair any remedy either party has for an event of default by the other party hereunder.

ARTICLE IX

DAMAGE AND CONDEMNATION

Section 9.1 Damage or Destruction.

(a) If the Hotel shall be totally destroyed or substantially damaged by fire or other casualty, either party may, within sixty (60) days after the occurrence of such event, give written notice to the other terminating this Agreement. For purposes of this Section, the Hotel shall be deemed to have been substantially damaged if the estimated cost of Restoration shall exceed twenty percent (20%) of the cost of replacing the Hotel by constructing, furnishing and equipping a new hotel on the site substantially the same as the Hotel prior to such casualty.

(b) In the event of (i) any damage to the Hotel by fire or other casualty which does not amount to “substantial damage” as described in subsection (a) above, or (ii) the total destruction of or substantial damage to the Project and the failure of either party to terminate this Agreement pursuant to subsection (a) above, then this Agreement shall not terminate, and, subject to the requirements of any Mortgage, Owner shall, at its own expense and in accordance with plans and specifications therefor developed by Owner and approved by Manager (which approval shall not be unreasonably withheld or delayed), promptly commence and expeditiously complete the Restoration and all proceeds of property and casualty insurance shall be made available to Owner for this purpose; provided, however, that Manager shall have the right to ensure that such proceeds of insurance shall be applied to the Restoration. Owner shall promptly commence and diligently pursue the Restoration to completion; provided, however, that if Owner shall not fully complete the Restoration within a reasonable period of time after the date of such casualty or one hundred eighty (180) days, whichever is earlier (or such longer period as Manager may approve), then Manager shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Owner.

Section 9.2 Condemnation.

(a) If all or a substantial portion of the Project shall be taken by Condemnation (other than for temporary use), this Agreement shall terminate as of the date of such taking. A substantial portion of the Project shall be deemed taken if in the reasonable opinion of Manager or Owner the part not taken may not be repaired, restored, replaced, rebuilt or utilized so as to constitute a hotel facility in keeping with this Agreement. If this Agreement shall terminate pursuant to the foregoing provisions of this Section, the Condemnation award, after payment of all sums due and payable to any Mortgagee, shall be paid to Owner as its property, provided, however, that Manager may make a separate and distinct claim against the condemning authority for the value of the loss of its interest in this Agreement.

(b) If a portion of the Project shall be taken by Condemnation and this Agreement is not terminated pursuant to subsection (a) above, the Condemnation award relating to damage to or the taking of the Project, including any interest thereon, shall be made available to Owner for application to the Restoration of the Project made necessary by such taking (provided, however, that Manager shall have the right to ensure that such Condemnation award, together with interest thereon, shall be applied to the Restoration). Such Restoration shall, subject to the requirements of any Mortgage, be promptly commenced and expeditiously completed by, and at the expense of, Owner in accordance with plans and specifications therefor developed by Owner and approved by Manager (which approval shall not be unreasonably withheld or delayed) so as to restore the Project as nearly as possible to its value, condition and character immediately prior to the Condemnation.

(c) In the event of a Condemnation of all or part of the Project for temporary use, this Agreement shall remain in full force and effect, and the following shall be applicable:

(i) If the Condemnation is for a period not extending beyond the Term, the Condemnation award, including any interest, shall be included in Gross Revenues for the Operating Year or Years in which received. When and if during the Term the period of temporary use shall terminate, Owner shall, at its own expense, after the approval of plans and specifications by Manager, promptly commence and expeditiously complete the Restoration necessary to restore the Project to its condition prior to the Condemnation for temporary use; or

(ii) If the Condemnation is for a period extending beyond the Term, that portion of the Condemnation award which is attributable to the period up to the expiration of the Term shall be included in Gross Revenues for the Operating Year or Years in which received. The remainder of the Condemnation award shall be paid to Owner as its property.

ARTICLE X

ASSIGNMENT

Section 10.1 Assignment by Manager. Except as herein provided, Manager shall not assign its rights and obligations under this Agreement without the approval of Owner. Manager shall have the right, without the consent of Owner, to assign its interest in this Agreement to (i) any Affiliate of Manager having full right, power and authority to provide to Owner all services and organizational expertise which Manager is required to provide hereunder, or (ii) any assignee who also acquires all, or substantially all, of the assets of Manager and assumes its obligations, provided such assignee is financially responsible and capable of performing the duties of Manager hereunder. In such latter event, Manager’s liability hereunder shall terminate upon such assignment, but in the event of such an assignment to an Affiliate of Manager, Manager shall continue to be liable under this Agreement to the same extent as though such assignment had not been made. Manager shall also have the right to assign its rights to receive payments hereunder as security for indebtedness or any other obligation.

Section 10.2 Assignment by Owner.

(a) Except as otherwise expressly provided for herein, Owner may not sell, transfer or otherwise convey all or any part of the Project or Owner’s interest therein or assign this Agreement or any interest herein without the express prior written consent of Manager (which will not be unreasonably withheld or delayed). Manager agrees that it will not use its right to grant or withhold consent as a means to extract economic concessions from Owner. Instead, Manager agrees to make its decision based on its commercially reasonable evaluation of whether the proposed transferee or assignee has adequate net worth to timely discharge all of the obligations of Owner under this Agreement and whether the persons identified with the proposed transferee or assignee will be persons of high character and with a favorable reputation for integrity, honesty and veracity and whether a proposed transfer or assignment will adversely affect the ownership, operation and management of the Project subject to and in accordance with the provisions of this Agreement. In addition, Manager may consider whether the proposed transferee is another hotel manager or franchisor. Accordingly, Manager shall grant or withhold consent to any proposed transfer or assignment on the basis of Manager’s evaluations and determinations of the factors enumerated in the preceding sentences. Any transferee or assignee by reason of any such transfer or assignment shall assume and agree to perform all of Owner’s duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance reasonably satisfactory to Manager, the transferee or assignee and any Mortgagee. The sale or other disposition of fifty percent (50%) or more of the beneficial interests in Owner (whether partnership interests, shares of stock or other beneficial interests), whether in a single transaction or in a series of transactions, shall be deemed to constitute the sale or disposition of an interest in the Project for purposes of this Article. With respect to any sale or transfer of the Project consented to by Manager which is to a person who is affiliated with, but is not itself, another hotel manager or franchisor, Manager shall have the right to terminate this Agreement upon or following such transfer as provided in Section 12.5(b).

(b) Manager agrees that Owner may, upon at least fifteen (15) days’ prior written notice to Manager, transfer the entire Project to (i) American Property Hotel LLC ( a New Mexico limited liability company) or one of its direct or indirect subsidiaries or (ii) any person who is directly or indirectly controlled by or under common control with Apollo Real Estate Investment Fund III, L.P., so long as such person is not in the hotel franchising business as a franchisor of, and does not operate or manage hotels under, its own regionally or nationally recognized brand. In the event of a transfer pursuant to this Section 10.2(b), Owner shall continue to be liable for its obligations hereunder in respect of the period prior to such transfer as if such transfer had not been made. Any transferee or assignee by reason of any such transfer shall assume and agree to perform all of Owner’s duties, obligations and liabilities herein contained pursuant to a written instrument in form and substance reasonably satisfactory to Manager, the transferee and any Mortgagee.

(c) In the event of a proposed transfer of the Project, Owner shall provide to Manager such information concerning the proposed transferee as Manager may reasonably request. Manager agrees not to disclose any such information to any person other than a Permitted Person (as hereinafter defined), provided, however, that the restrictions of this Section 10.2(c) shall not apply to any information required to be disclosed by applicable law or to information that is public or becomes public other than by virtue of a breach of this Section 10.2(c). For purposes of this Section 10.2(c), the term “Permitted Person” shall mean (i) the partners, shareholders, directors, officers and employees of Manager, (ii) accountants, attorneys, consultants and other professionals engaged to render services in connection with the Project or Manager’s business and (iii) lenders, potential lenders and potential purchasers of or investors in Manager. Such Permitted Persons shall be informed of the confidential nature of the information disclosed to them and shall be required to agree to act in accordance with the provisions of this Section 10.2(c) with respect to such information.

Section 10.3 Binding Effect. Subject to the terms of this Article, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ARTICLE XI

OWNER’S COVENANTS, TITLE AND ENCUMBRANCES

Section 11.1 Covenants and Warranties. With respect to any ground or underlying leases, mortgages, deeds of trust, security agreements or other encumbrances affecting the Project, Owner agrees to use its good faith and commercially reasonable efforts to secure for Manager’s benefit a non-disturbance agreement (in form and substance satisfactory to Manager) to the effect that this Agreement shall not be subject to forfeiture or termination except in accordance with the provisions hereof, notwithstanding a default, termination, foreclosure or exercise of a power of sale with respect to any such lease or encumbrance. Owner covenants and represents that, so long as Manager shall not be in default hereunder, Manager shall be entitled to operate the Project for the Term, and Owner shall, at no expense to Manager, perform all actions and obligations and undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such right of operation to Manager. Without limiting the generality of the foregoing, Owner agrees that it will obtain and maintain in good standing all Governmental Permits, except those which under applicable Legal Requirements are required to be obtained and maintained by Manager.

Section 11.2 Estoppel Certificates. Manager agrees, at any time and from time to time, upon not less than fifteen (15) days’ prior notice by Owner or any Mortgagee, to execute, acknowledge and deliver to Owner or such Mortgagee a statement in writing certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and specifying the modifications) and stating whether or not to the best knowledge of the party providing such certificate there exists any default of which such party may have knowledge. Upon similar notice, Manager shall be entitled to a similar certificate from Owner.

ARTICLE XII

DEFAULT AND TERMINATION

Section 12.1 Events of Default.

(a) The following shall constitute events of default:

(i)	The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

(ii)	The consent to an involuntary petition in bankruptcy or the failure to vacate within thirty (30) days from the date of entry thereof any order approving an involuntary petition by either party;

(iii)	The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for thirty (30) days after its entry;

(iv)	The appointment of a receiver or trustee for all or any substantial portion of the property of either party and the order, judgment or decree appointing any such receiver or trustee shall continue unstayed and in effect for thirty (30) days after its entry;

(v)	The death, legal incapacity, liquidation, termination or dissolution of either party;

(vi)	Any representation or warranty made in this Agreement by either party shall be false or misleading in any material respect on the date as of which it is made or deemed made;

(vii)	The failure of either party to make any payment or provide funds to or on behalf of the other party in accordance with the terms hereof and the continuation of such failure for five (5) business days after the date such payment was to be made or such funds were to be provided; or

(viii)	The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after written notice is given by the other party specifying said failure; provided that in the event such failure is of the nature that it cannot, with due diligence, be cured within thirty (30) days, it shall not constitute an event of default unless the defaulting party fails to proceed promptly and with due diligence to cure the same, it being the intention of the parties that with respect to a failure not susceptible of being cured within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with the exercise of due diligence (provided, however, that the defaulting party shall provide the non-defaulting party with reasonable evidence of its actions to effect such cure within such extended period of time).

(b) Upon the occurrence of any event of default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement, whereupon this Agreement shall terminate upon the expiration of thirty (30) days after the giving of such notice. In addition to and cumulative of the foregoing, upon the occurrence of any event of default on the part of Owner, all accrued and unpaid Management Fees and all other accrued and unpaid sums payable to Manager under this Agreement shall be immediately due and payable without notice. Neither the provisions of the preceding sentence nor the provisions of this Agreement with respect to the payment of a

Termination Fee upon termination of this Agreement under certain circumstances are intended as a statement of liquidated damages and shall not be construed to establish or limit the amount of damages recoverable by Manager from Owner by reason of any event of default on the part of Owner.

Section 12.2 Manager’s Right to Perform Owner’s Obligations. If Owner shall fail to make any payment or to perform any act to be made or performed by Owner pursuant to this Agreement and such failure shall continue for ten (10) days after Manager has given written notice thereof to Owner, then Manager may (but shall not be obligated to) without further notice to, or demand upon, Owner, and without waiving or releasing Owner from any obligations under this Agreement, make such payment (either with its own funds or with funds withdrawn for such purpose from the Operating Accounts or the Reserve) or perform such act. All sums so paid by Manager and all necessary incidental costs and expenses incurred by Manager in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure or expenditures by Manager, shall be payable to Manager upon demand.

Section 12.3 Default Interest. If either party hereto shall fail to pay to the other party hereto any sum payable when due hereunder, then such defaulting party shall, without notice or demand, be liable to the non-defaulting party for the payment of all such sums together with interest thereon at the Default Rate. The terms and provisions of this Section shall survive any termination of this Agreement for any reason whatsoever (including the expiration of the Term) and shall continue until all such amounts, together with interest thereon, are paid in full.

Section 12.4 Special Right of Owner to Terminate Without Cause. Owner shall have the right to terminate this Agreement, without cause, at any time upon at least ninety (90) days prior written notice to Manager and the payment to Manager of the applicable Termination Fee. Such payment shall be made no later than, and shall be a condition precedent (which may be waived by Manager) to, the termination of this Agreement. In addition, upon any such termination of this Agreement, all accrued and unpaid Management Fees and other accrued and unpaid amounts payable to Manager under this Agreement shall be immediately due and payable.

Section 12.5 Special Rights of Manager to Terminate.

(a) In addition and without prejudice to any other right Manager may have to terminate this Agreement under any other provision of this Agreement, Manager shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(1) Any Governmental Permit required to be maintained by Owner for the operation of the Project, including without limitation any certificate of occupancy or restaurant or liquor license, shall at any time be suspended, terminated or revoked and such suspension, termination or revocation is not due to the fault of Manager and shall continue for a period of thirty (30) days, unless such suspension, termination or revocation is subject to cure within such period by reasonable efforts on the part of Manager and Manager fails to take such action; or

(2) Due to Force Majeure or any Legal Requirement, the operation of the Project in accordance with this Agreement is not economical, feasible or reasonably practical, as determined in the reasonable, good faith opinion of Manager.

In the event that Manager elects to terminate this Agreement pursuant to this Section 12.5(a), Manager shall give Owner written notice of such election whereupon this Agreement shall terminate as of the date set forth in any such notice of termination, which date shall be not less than thirty (30) days after the date such notice is given. Manager shall not be entitled to payment of a Termination Fee in connection with a termination of this Agreement pursuant to this Section 12.5(a).

(b) In addition and without prejudice to any other right Manager may have to terminate this Agreement under any other provision of this Agreement, Manager shall have the right to terminate this Agreement if Owner shall sell or transfer the Project in a transaction consented to by Manager pursuant to Section 10.2 and in which the transferee is affiliated with, but is not itself, another hotel manager or franchisor. If Manager elects to exercise such termination right, it shall give written notice to Owner (which at the time the notice is given may be such transferee) of such election on or before the date that is sixty (60) days after the date of the consummation of the related sale or transfer, and this Agreement shall terminate as of the date specified in such notice, which shall be not less than thirty (30) days after the date such notice is given. Manager shall not be entitled to payment of a Termination Fee in connection with a termination of this Agreement pursuant to this Section 12.5(b).

Section 12.6 Termination of Employees. In connection with any termination of this Agreement, Manager shall, unless otherwise requested in writing by Owner, give notice of termination of employment to all Project employees containing such information as is required by any severance policy applicable to such employees and the provisions of any applicable federal or state plant closing or similar laws. The notice to employees shall be given within ten (10) days after notice of termination is given. Owner shall bear the severance and related costs terminating such employees and of any applicable federal or state plant closing or similar laws in connection with any termination of this Agreement.

Section 12.7 Cooperation Upon Termination. Upon the termination or expiration of this Agreement, Manager shall, at Owner’s expense, cooperate with and assist Owner and any successor management company in a smooth and orderly transition in the management and operation of the Hotel in a manner consistent with past practices for day-to-day operations. In connection therewith, Manager shall cooperate to transfer to Owner, to the extent assignable under applicable Legal Requirements, all of Manager’s right, title and interest in and to all restaurant, liquor and other licenses and permits relating solely and specifically to the Hotel.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Use of Names. During the Term of this Agreement, the Project shall at all times be known and designated under such name as Owner and Manager may agree. Initially, pursuant to the terms of that certain Franchise Agreement between Owner and an Affiliate of Manager, the Project shall be known as “Wyndham Palm Springs.” Upon the termination of this

Agreement, such portion of the Project name which does not contain the word “Wyndham” shall continue to be the property of Owner. Owner further agrees that the name, trade name, trademark and service mark “Wyndham,” when used alone or in conjunction with some other emblem, design, slogan, word or words, and all other trademarks, service marks, tradenames and names owned in whole or in part by Manager or an Affiliate of Manager, when used alone or in conjunction with some other design, emblem, slogan, word or words, are the exclusive property of Manager or such Affiliate, as the case may be, and shall not be used by Owner in any manner. Accordingly, Owner agrees that no right or remedy of Owner for any default of Manager or delivery or possession of the Project to Owner upon the expiration or sooner termination of this Agreement, shall confer, nor shall any provisions of this Agreement confer, upon the Owner or any person acquiring an interest in Owner or the Project, the right to use the name “Wyndham,” either alone or in conjunction with some other emblem, design, slogan, word or words, or any other name, tradename, trademark or service mark owned in whole or in part by Manager or any of its Affiliates, either alone or in conjunction with some other design, emblem, slogan, words or words, in the use and operation of the Project or any other property. In the event of any breach of this covenant by Owner, then Manager shall be entitled to damages, relief by injunction and to any other right or remedy at law or equity. Upon the expiration or sooner termination of this Agreement, (i) Manager may, at its option, purchase from Owner any Operating Equipment, Inventories and other supplies bearing any name, trade name, trademark, service mark, design, emblem or slogan owned by Manager or an Affiliate of Manager which is the subject of this Section at a cash purchase price equal to the cost thereof as reflected on the books and records of the Project or (ii) Manager may, at its option, permit Owner to continue to use (but not replace) any such Operating Equipment, Inventories or supplies until the same shall have been used up (provided, however, that in such event, Manager may require Owner to execute any and all documents and instruments, including without limitation a licensing agreement, as Manager may reasonably require to effectuate the purposes of this Section). The provisions of this Section shall survive the expiration or sooner termination of this Agreement and shall be binding upon Owner, its successors and assigns.

Section 13.2 Limitations on Manager’s Ability to Perform. Notwithstanding any other provision in this Agreement to the contrary, Manager shall be excused from the performance of its obligations under this Agreement (i) to the extent and whenever Manager shall be prevented from such compliance by Force Majeure, (ii) to the extent of any breach by Owner of any provision of this Agreement, including but not limited to a breach by Owner of any of its obligations under Sections 3.3 and 3.4 of this Agreement, and (iii) to the extent and whenever there is provided in this Agreement a limitation upon the ability of Manager to expend funds in respect of the Project. If at any time Manager shall be excused, in whole or in part, from the performance of its obligations under this Agreement pursuant to the terms and provisions of this Section or otherwise, then, in addition to any other right or remedy available to Manager by reason thereof, Manager may, in its sole and absolute discretion, and for so long as Manager shall be so excused, exclude the use of the name, trade name, trademark and service mark “Wyndham,” and all other names, tradenames, trademarks and service marks owned in whole or in part by Manager or an Affiliate or Manager, whether alone or in conjunction with any other design, emblem, slogan, word or words, in connection with the Project. The provisions of this Section shall operate without prejudice to any other remedy which Manager may have under the terms of this Agreement.

Section 13.3 Negation of Partnership or Joint Venture. Nothing in this Agreement shall constitute or be construed to constitute or create a partnership, joint venture or lease between Owner and Manager with respect to the Project.

Section 13.4 Right to Make Agreement. Each party warrants and represents, with respect to itself, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) and are legal, valid and binding obligations of such party, enforceable in accordance with the terms hereof; and that neither the execution of this Agreement nor performance of the obligations contemplated hereby shall violate any Legal Requirement, result in or constitute a breach or default under any indenture, contract or other commitment or restriction to which it is a party or by which it is bound, or require any consent, vote or approval which has not been obtained, or at the appropriate time shall not have been given or obtained. Each party covenants that it has and will continue to have throughout the Term full right and authority to enter into this Agreement and to perform its obligations hereunder and each party agrees to supply to the other party upon request evidence of such right and authority.

Section 13.5 Further Assurances. Each party hereto will execute and acknowledge any and all agreements, contracts, leases, licenses, applications, verifications and such other additional instruments and documents in recordable form as may be requested by the other party hereto in order to carry out the intent of this Agreement and to perfect or give further assurances of any of the rights granted or provided for herein.

Section 13.6 Form of Documents and Evidence. Each written instrument or other document required by this Agreement to be furnished to the Manager shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as the Manager will require), duly acknowledged where required by the Manager and, in the case of affidavits, waivers and similar sworn instruments, duly sworn to and subscribed before a notary public or similar public official authorized to act in the premises by Governmental Authority and shall be furnished to Manager in one or more copies as required by Manager and shall in all respects be in form and substance reasonably satisfactory to Manager. Where evidence of the existence or non-existence of any circumstance or condition is required by this Agreement to be furnished to Manager, such evidence shall in all respects be in form and substance reasonably satisfactory to Manager.

Section 13.7 Approvals by Manager. Owner and Manager agree that whenever Manager is required to give its approval of plans, specifications, budgets, drawings, schedules or financing, pursuant to this Agreement or otherwise, such approval shall not imply or be deemed to constitute an opinion by Manager nor impose upon Manager any responsibility for the design or construction of the Hotel or any part thereof, including but not limited to its structural integrity and/or life safety requirements, compliance with Legal Requirements, or the adequacy of any such budgets or financing. All reviews and approvals by Manager under the terms of this Agreement or otherwise are for the sole and exclusive benefit of Manager and no other person or party shall have the right to rely on any such reviews or approvals. Manager shall have absolute right, in its sole discretion, to waive any such reviews or approvals required under this Agreement.

Section 13.8 Sale of Securities. In the event Owner, or any Affiliate of Owner, shall at any time, sell of offer to sell any securities in any way relating to the Project, through the medium of any prospectus or otherwise, it shall do so only in compliance with all applicable Legal Requirements and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its stockholders or partners nor any of their respective officers, directors, agents or employees shall in any way be deemed an issuer or underwriter of said securities, and (ii) Manager and said stockholders, partners, officers, directors, agents and employees have not assumed and shall not have any liability arising out of or relating to the sale or offer of said securities, including but not limited to any liability or responsibility for any financial statements, projections or other financial information contained in the prospectus or similar written or oral communication. Manager shall have the right to approve any description of Manager, or any description of this Agreement or of the Owner’s relationship with Manager hereunder, which may be contained in any prospectus or other communication, and Owner further agrees to furnish copies of all such materials to Manager for such purpose not less than thirty (30) days prior to delivery thereof to any prospective purchaser.

Section 13.9 Third Party Beneficiaries. This Agreement has been made and entered into for the sole protection and benefit of the Manager and Owner and their respective successors and assigns (but in the case of assigns, so long as any such assignment has been made in accordance with this Agreement), and no other person or entity shall have any right or action under this Agreement, except as otherwise expressly provided in Section 8.4.

Section 13.10 Notices. All notices to be given hereunder shall be in writing, and all payments to be made hereunder shall be by check, and may be given, served or made by delivering the same in person or by reputable overnight courier to the party to be notified. Notice also may be given by facsimile. Notice delivered by overnight courier shall be deemed to have been given on the second business day next following the date on which it is entrusted to the courier, or when actually received, whichever is earlier. Notice given in any other manner shall be effective only if and when received by the party to be notified. All notices to be given to the parties hereto shall be addressed as follows:

To Manager:

Wyndham Management Corporation

c/o Legal Department

1950 Stemmons Freeway, Suite 6001

Dallas, Texas 75207

Facsimile:            (214) 863-1986

With a copy to:

Locke Liddell & Sapp LLP 2200

Ross Avenue, Suite 2200

Dallas, TX 75201

Attn:              Robert P. Taylor, III

Facsimile:    (214) 740-8800

To Owner:

AP/APH Palm Springs, L.P.

c/o Apollo Real Estate Advisors III, L.P.

1301 Avenue of the Americas

38th Floor

New York, NY 10019

Attn:                  Alfred C. Trivilino, Vice President

Facsimile:        (212) 515-3283

With copies to:

Edward Rohling

c/o Shields, Britton & Fraser

5401 Village Creek Drive

Plano, Texas 75093

Attn:                     Michael S. Britton, Esq.

Facsimile:            (972) 788-4332

and

Apollo Advisors, L.P.

1999 Avenue of the Stars Suite 1900

Los Angeles, CA 90067

Attn:                 Michael D. Weiner

Facsimile:        (310) 201-4166

and

Brownstein Hyatt & Farber, P.C.

Twenty-Second Floor

410 Seventeenth Street

Denver, CO 80202

Attn:              Steven C. Demby

Facsimile:    (303) 223-1111

By giving the other party at least fifteen (15) days written notice thereof, each party hereto shall have the right to change its address and specify as its new address for the purposes hereof any other address in the United States of America.

Section 13.11 Waiver. No consent or waiver, express or implied, by either party to this Agreement to or of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be consent or waiver to or of any other breach or default by such party hereunder. Except as otherwise provided herein, failure on the part of any party hereto to complain of any act or failure to act by the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

Section 13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be construed as a single instrument.

Section 13.13 Captions. The captions used for the Articles and Sections in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or the intent of this Agreement or any Article or Section hereof.

Section 13.14 Gender. Unless the context clearly indicates to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a neuter, masculine or feminine gender shall be deemed to include the others. The term “person” shall be deemed to include an individual, corporation, partnership, trust, limited liability company, unincorporated organization, government and governmental agency or subdivision, as the context shall require.

Section 13.15 Unenforceable Provisions. In the event any provision of this Agreement is declared or adjudged to be unenforceable or unlawful by any Governmental Authority, then such unenforceable or unlawful provision shall be excised herefrom, and the remainder of this Agreement, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

Section 13.16 Cumulative Remedies. All rights, powers, remedies, benefits and privileges available under any provision of this Agreement to any party hereunder are in addition to and cumulative of any and all rights, powers, remedies, benefits and privileges available to such party under all other provisions of this Agreement, at law or in equity.

Section 13.17 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby. All prior negotiations, representations and agreements with respect thereto not incorporated in this Agreement are hereby canceled. This Agreement can be modified or amended only by a written document duly executed by the parties hereto or their duly appointed representatives.

Section 13.18 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas and the United States of America.

Section 13.19 Exhibits. Exhibits referred to in this Agreement and attached hereto are incorporated herein in full by this reference as if each of such exhibits were set forth in the body of this Agreement and duly executed by the parties hereto.

Section 13.20 Confidentiality. Owner agrees not to disclose the terms or conditions of this Agreement to any person other than a Permitted Person (as hereinafter defined), provided, however, that the restrictions of this Section 13.20 shall not apply to any information required to be disclosed by applicable law or to information that becomes public other than by virtue of a breach of this Section. For purposes of this Section, the term “Permitted Person” shall mean (i) the partners, shareholders, directors, officers and employees of Owner, (ii) accountants, attorneys, consultants and other professionals engaged to render services in connection with the Project and (iii) lenders, potential lenders and potential purchasers of the Project. Permitted Persons shall be informed of the confidential nature of the information disclosed to them and shall be required to agree to act in accordance with the provisions of this Section 13.20 with respect to such information.

Section 13.21 Limitation of Liability. Subject to the other provisions of this Section 13.21, Manager agrees that it shall look solely to the assets of Owner (including, but not limited to, Owner’s interest in the Project) and not to the assets of any general or limited partner in or of Owner or any employees, officers or agents of Owner or its Affiliates in the enforcement of any obligations of Owner under this Agreement; provided, however, that with respect to any person against whom or which Manager would have recourse but for such liability-limiting provisions, Manager shall have recourse against such persons to the extent of the value of any sales proceeds that such persons actually receives in connection with any sale of the Project. The general or limited partners, shareholders, members, employees, agents or Affiliates of Manager will not in any manner be personally or individually liable for the obligations of Manager hereunder or for any claims related to this Agreement. Notwithstanding the foregoing, the provisions of this Section 13.21 are not intended to, and shall not, relieve any person from liability for any fraud, criminal act, theft or conversion it commits with respect to or in furtherance of this Agreement.

Section 13.22 Memorandum. The parties hereby agree that, upon the request of either party, each will execute, acknowledge and deliver a memorandum of this Agreement in recordable form and either party shall have the right to record or cause to be recorded such memorandum in the appropriate real property records of the county in which the Project is located. Recording and like charges and any stamp, transfer or other tax incurred in connection with the filing of such memorandum shall be an expense of the Project.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AP/APH PALM SPRINGS, L.P. a Delaware limited partnership (“Owner”)

By:	AP/APMC-GP, Inc.,
a Delaware corporation,
Its General Partner

By:	/S/ ALFRED C. TRIVILINO

Name: Alfred C. Trivilino
Title: Authorized Signatory

WYNDHAM MANAGEMENT CORPORATION, a Delaware corporation (“Manager”)

By:	/S/ MARK CHLOUPEK

Name: Mark Chloupek
Title: Vice President

EXHIBIT B

INSURANCE

A. Pursuant to Section 8.1 of the Management Agreement (“Agreement”) made and entered into as of September 1, 2001 by and between AP/APH Palm Springs, L.P. (the “Owner”) and Wyndham Management Corporation (the “Manager”), subject to reasonable availability, Manager shall procure and maintain insurance in respect of the Project (as that term is defined in the Agreement), at Owner’s expense, as follows:

1. Property damage insurance in an amount not less than that stipulated by Owner covering all real and personal property, which insurance shall be written on an “all risks” and replacement cost form;

2. Boiler and machinery coverage insuring against damage to, and against loss or damage caused by an accident or occurrence arising from or related to, boilers, heating apparatus, pressure vessels and pipes, air conditioning apparatus and electrical equipment, which insurance coverage shall be written on a standard, broad form boiler and machinery policy (on a blanket or comprehensive basis) and shall include “repair and replacement” coverage;

3. Commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence/$3,000,000.00 aggregate, insuring against liability for bodily injury and property damage and, including without limitation, the following coverage:

a)	premises and operations liability;

b)	independent contractors liability;

c)	product/completed operations liability;

d)	broad form property damage liability;

e)	blanket contractual liability with respect to all contracts, written and oral;

f)	personal injury liability;

g)	liquor liability;

h)	incidental malpractice liability; and

i)	garagekeepers legal liability.

4. Comprehensive automobile liability insurance in an amount not less than $1,000,000.00 per occurrence covering liability for bodily injury and property damage arising out of the ownership, maintenance or use of all private passenger and commercial vehicles and other equipment required to be licensed for road use;

5. Innkeeper’s legal liability insurance covering the property of premises guests in an amount not less than $10,000.00 per guest and $250,000.00 per occurrence;

6. Safe depository insurance in an amount not less than $250,000.00 per occurrence;

7. Business interruption insurance written on an “all risks” form either as endorsements to the policies satisfying (1) and (2) above or on a separate policy, such insurance to include specific coverage for Manager’s Management Fee calculated based on the Gross Revenues used as the basis for calculation of the business interruption insurance award; and

8. Broad form umbrella/excess liability insurance, which shall cover defense costs on a “first dollar” basis and shall provide coverage not less than “following form” in respect of all underlying coverages, in an amount not less than $140,000,000.00 covering against excess liability over coverages provided by all primary general liability, automobile liability and employers’ liability insurance policies.

B. In addition, Owner and Manager agree that, subject to reasonable availability, Manager shall maintain the following insurance with respect to Project employees, agents and servants, at Owner’s expense:

1. Workers’ compensation. insurance complying with the statutory workers’ compensation law for the state in which the Project is located;

2. Employer’s liability insurance in an amount not less than $500,000.00 covering against liability in respect of employees, agents and servants not covered by workers’ compensation insurance and against occupational disease benefits;

3. Employee fidelity insurance in an amount not less than $1,000,000.00; and

4. Employment practices coverage in an amount not less than $1,000,000 per claim/aggregate.

Manager shall also maintain such other insurance as Manager shall deem necessary for operation of the Project, with the prior approval of Owner.

C. All insurance procured and maintained pursuant to the Agreement shall have such deductibles, limits and coverages, and shall otherwise be in such form, as Manager shall from time to time specify. However, Owner assumes all responsibility and risks with respect to the adequacy of insurance in respect of the Hotel and any and all claims expenses and other required payments in respect of such insurance. Manager may obtain certain insurance hereunder from an Affiliate.

D. All insurance policies procured and maintained pursuant to the Agreement shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior written notice to Owner and Manager (ten (10)

days prior written notice in the case of any such cancellation or material change arising from failure to pay any insurance premium).

E. All property damage insurance procured and maintained pursuant to the Agreement, including, without limitation, insurance procured and maintained pursuant to A(1), A(2) and A(7) above, shall name Owner and Manager as insureds and shall provide for the payment of losses thereunder to Owner and Manager as their respective interests shall appear thereon. All liability insurance procured and maintained pursuant to the Agreement, including without limitation, the policies procured and maintained pursuant to A(3), (4), (5), (6) and (8), shall name Owner, Manager, their Affiliates and their and their Affiliates’ respective shareholders, partners, directors, officers, agents and employees as insureds. All policies of Workers Compensation, Employers Liability and Employment Practices insurance pursuant to B (1), (2) and (4) shall include a waiver of subrogation in favor of Owner. Without limiting the foregoing, all policies of liability insurance procured by either party hereunder shall include a waiver of subrogation in favor of the other party.

F. Any insurance procured and maintained pursuant to the Agreement by either party may be effected under policies of blanket insurance which may cover other properties managed or owned by such party.

EXHIBIT C

EXPENSE CATEGORIES

Departmental Expenses

Rooms

Food and Beverage

Telephone

Rentals and Other

Unallocated Expenses

Administrative and General

Marketing

Energy

Property Operations and Maintenance

C-1

EXHIBIT D

CALCULATION OF INCOME BEFORE FIXED CHARGES

AND NET OPERATING INCOME

REVENUES

Rooms

Food & Beverage

Telecommunications

Other Operated Departments

Miscellaneous Revenue

+	TOTAL REVENUES

DEPARTMENTAL EXPENSES

Rooms

Food & Beverage

Telecommunications

Other Operated Departments

(-)	TOTAL DEPARTMENTAL EXPENSES

TOTAL DEPARTMENTAL PROFIT (Total Revenues less Total Departmental Expenses) (Also called Gross Operating Income)

UNDISTRIBUTED OPERATING EXPENSES

Administrative & General

Franchise Fees

Human Resources

Sales and Marketing

Utility Costs/Energy

Repairs and Maintenance

(-)	TOTAL UNDISTRIBUTED OPERATING EXPENSES

=	GROSS OPERATING PROFIT (Total Department Profit less Total Overhead Expenses) (Also called Income Before Fixed Charges)

FIXED CHARGES

Base Fee

Rents and Leases (including ground rent)

Real Estate and Property Taxes

Property Insurance

FF&E Reserve Contribution

(-)	TOTAL FIXED CHARGES

=	NET OPERATING INCOME
(-)	Incentive Fee

D-1